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                             USA TECHNOLOGIES, INC.
                                200 PLANT AVENUE
                            WAYNE, PENNSYLVANIA 19087



                                 August 6, 1999



Mr. Thomas McCarty
Principal
Vista Marketing Research
70 Washington Street
Suite 300
Oakland, California 94607


Dear Tom:

         This is to acknowledge and confirm the following terms of our Consulting Agreement. The term of this agreement shall be for a six month period, from August 1, 1999 through January 31, 2000. We are very pleased to be a client of Vista Marketing Research.

         (1) During the term hereof, Vista Marketing Research shall provide such software development and technology development services to the Company as shall be requested from time to time by the Company.

         (2) It is understood and agreed that none of the services to be rendered by Vista Marketing Research on behalf of the Company shall be in connection with the offer or sale of any securities of the Company in a capital raising transaction or directly or indirectly promoting or maintaining a market for the Company's securities.

         (3) Compensation

             (a) The Company shall issue to Thomas McCarty, in his individual name, in full payment for the consulting services to be rendered by Vista Marketing Services, a total of 10,000 shares of fully vested, nonassessable, free trading Common Stock of the

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Company. Upon the effective date of the registration statement described in
Paragraph 3(b) below, the Company shall issue such stock to you. This issuance of the Company's stock shall be the only consideration that you are entitled to under this Consulting Agreement.

             (b) Promptly after the date of this Consulting Agreement, the Company will cause a registration statement on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering 10,000 shares of Common Stock of the Company issuable to Thomas McCarty pursuant to Paragraph 3(a) above.

         (4) Vista Marketing Research also hereby represents that it is not prohibited from entering into this Consulting Agreement or from performing its obligations hereunder by any law, regulation, contract, decree, order or agreement.

         (5) Vista Marketing Research and the Company hereby acknowledge that Vista Marketing Research is an independent contractor. In this regard, Vista Marketing Research shall not hold itself out as, nor shall it take any action from which others might infer, that it is a partner, agent or joint venturer of the Company.

         (6) Neither you nor Vista Marketing Research will directly or indirectly disclose to any other person, firm or corporation, nor use for your own benefit during or after the term of this Consulting Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by you in the course of performing services hereunder. Trade secrets can include, but are not limited to, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans, information concerning the filing or pendency of patent applications and information concerning the issuance of any securities of the Company. You and Vista Marketing Research hereby agree that all inventions, technology, software, or developments made by or developed by you or Vista Marketing Research, in whole or in part, shall be considered work made for hire and the sole property of the Company and neither Vista Marketing Research nor you shall have any right, title or interest thereto whatsoever. The foregoing shall cover all derivative works thereto.

         (7) This Consulting Agreement sets forth the entire understanding of the parties relating to the subject matter hereof,

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and supersedes and cancels any prior communications, understandings and agreements between the parties. This Consulting Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties.

         (9) This Consulting Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. Any dispute arising out of this Consulting Agreement shall be adjudicated in the courts of the Commonwealth of Pennsylvania or in the federal courts located within the Commonwealth of Pennsylvania.

         Please indicate your acceptance of the terms of this Consulting Agreement by signing below where indicated and returning it to me.


                                                       USA TECHNOLOGIES, INC.



                                              By:      /s/ George R. Jensen, Jr.
                                                       -------------------------
                                                       George R. Jensen, Jr.
                                                       Chief Executive Officer

ACCEPTED:

VISTA MARKETING RESEARCH


By: /s/ Thomas McCarty
    ------------------
    Thomas McCarty,
    Principal

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